CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of The Variable Annuity Life Insurance Company Separate Account A of our report dated April 22, 2020, relating to the financial statements and financial highlights of The Variable Annuity Life Insurance Company Separate Account A which appears in such Registration Statement.  We also consent to the use in this Registration Statement of our report dated April 22, 2020, relating to the statutory basis financial statements of The Variable Annuity Life Insurance Company. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 24, 2020